Exhibit 99.1

Avigen Reports First Quarter 2008 Financial Results and
Discusses AV650 Patent Strategy

Conference Call Scheduled for 1:00 p.m. (ET) on Wednesday, April 30, 2008

ALAMEDA, CA, April 30, 2008 – Avigen, Inc. (Nasdaq: AVGN) a biopharmaceutical company innovating therapeutics for neurological care, today reported financial results for its first quarter ended March 31, 2008. At March 31, 2008, Avigen had approximately $72 million in financial assets, including cash, cash equivalents, and available-for-sale securities and restricted investments, compared with approximately $78 million at December 31, 2007. More complete financial results are detailed in the financial tables below.

“Our lead product, AV650, continues to be our top priority in 2008,” said Kenneth G. Chahine, Ph.D., J.D., Avigen's President and Chief Executive Officer. “The pace of enrollment for our Phase II trial in patients with spasticity associated with multiple sclerosis has been very strong, and we expect to report the data before the end of the year. Looking ahead, we believe the results of this trial, along with additional clinical data, will position us for a favorable end-of-Phase II meeting with the FDA to agree on a registration plan for marketing approval.

“A significant part of our development plan for AV650 includes a comprehensive patent strategy to improve our exclusivity over the drug. Avigen has filed a composition-of-matter patent for a pure form of AV650 that is required by the FDA for clinical development and commercialization in the United States. We believe this strategy will extend the exclusivity of AV650 through 2027 and significantly increase the value of this program.”

AVIGEN HIGHLIGHTS

  On track to report AV650 Phase II data by year end from our ongoing trial in patients with spasticity associated with multiple sclerosis

  Enrolling subjects in an ongoing AV650 Phase II trial in patients with spasticity associated with spinal cord injury

  Enrolling subjects in an ongoing AV411 Phase I maximum tolerated dose study which will also assess the effect of food on drug metabolism

  Avigen discloses composition-of-matter patent strategy for AV650

Financial Results

Avigen reported a net loss of $7.4 million, or $0.25 per share, for the quarter ended March 31, 2008, compared to a net loss of $5.8 million, or $0.23 per share, for the quarter ended March 31, 2007.

Research and development expenses for the quarters ended March 31, 2008 and 2007 were $6.3 million and $4.4 million, respectively. During the first quarter of 2008, research and development expenses included approximately $2.6 million in external costs associated with our clinical trials, primarily related to the two Phase II trials for AV650, and approximately $1.1 million in external costs associated with ongoing preclinical activities across all Avigen’s programs.

General and administrative expenses were $2.3 million for both the quarters ended March 31, 2008 and 2007 and remain in line with the company’s efforts to keep its staff levels steady and overhead costs under control so more of its resources can be allocated to research and development activities.

Net interest income and other income were $1.1 million and $0.7 million for the three-month periods ended March 31, 2008 and 2007, respectively. Net interest income earned on the company’s investment portfolio was approximately $149,000 higher in the 2008 period, primarily reflecting the higher level of available-for-sale securities in the portfolio. Also during the 2008 quarter, the company recorded a gain of $274,000 upon settlement of an asset retirement obligation associated with a building lease for an amount below the estimated accrual. As a result of the settlement, Avigen no longer has an obligation to remove improvements made to the building when the lease expires in May 2008.

Avigen continues to take a very conservative approach to investing its financial resources and does not invest in any auction rate securities. During the quarter ended March 31, 2008, the market value of its investment portfolio appreciated by $460,000 as average market interest rates declined. This increase was recorded to stockholder’s equity on the company’s balance sheet.

Avigen’s operating expenses for the first quarter of 2008 were in line with management’s expectations, which included the anticipated increase in spending over the fourth quarter of 2007 due to the acceleration in the pace of clinical trial enrollment. The company continues to keep its personnel and overhead costs steady and leverage its business model to efficiently direct more resources to its ongoing Phase II clinical trials for AV650 and additional clinical development activities for all programs. Management believes the company’s financial resources will be able to fund its planned operating expenses for at least two years and that it is still on track to end 2008 with between $40 to $45 million in cash and securities.

Conference Call Information

Avigen management will host a conference call and webcast today, Wednesday, April 30, 2008, at 1:00 p.m. ET (10:00 a.m. PT). This webcast can be accessed from the Avigen website at www.avigen.com. The conference call can be accessed by dialing 888-713-4217 for domestic callers and 617-213-4869 for international callers. The participant passcode is 94095794. A web replay will also be available on the company’s website until it releases its second quarter 2008 financial results. Rebroadcast of the call will be available approximately one hour after the live call by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers. The passcode is 84391015.

About Avigen

Avigen is a biopharmaceutical company focused on developing and commercializing small molecule therapeutics to treat serious neurological disorders, including neuropathic pain and neuromuscular spasm and spasticity. Avigen's strategy is to complete the requirements of clinical development for each of the candidates in its product pipeline, and continue to look for opportunities to expand its pipeline through a combination of internal research, acquisitions, and in-licensing, with the goal of becoming a fully integrated commercial biopharmaceutical company that remains committed to its neurology products. Avigen is currently developing AV650 for spasticity and neuromuscular spasm and AV411 for neuropathic pain. Additionally, the company is advancing AV513, a novel therapy for the treatment of multiple bleeding disorders, including hemophilia A and B, toward clinical trials. For more information about Avigen, consult the company’s website at www.avigen.com.

Statement under the Private Securities Litigation Reform Act

The statements in this press release relating to Avigen’s expectations regarding the timely and reliable completion of its clinical trials, its expectations regarding reporting AV650 Phase II data before the end of the year, scheduling an end-of-Phase II meeting with the FDA and agreeing with them on a registration plan for marketing approval of AV650, Avigen’s ability to obtain meaningful patent protection for AV650, including protection that would provide exclusivity for any length of time, its expectations regarding how long its financial resources will last and its estimated levels of 2008 operating expenses, and its goal of becoming a fully integrated commercial biopharmaceutical company remaining committed to its neurology products are forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the fact that development of small molecule therapeutics and other therapeutic discovery and development is a time- and resource-intensive process, which may result in the expenditure of a significant amount of time and resources with no progress towards clinical trials or marketable product resulting from the effort; the risk that Avigen will not be able to obtain regulatory approvals for its drug products, which is required prior to marketing drug products; and the risk that early positive preclinical and clinical results will not guarantee that the potential products will ultimately be effective in treating the indications for which they are developed, or exhibit the unique properties they appear to possess. In addition, there are many other risks and uncertainties inherent in the development of drug products. Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen's Annual Report on Form 10-K for the year ended December 31, 2007, under the caption "Risk Factors" in Item 1A of Part I of that report, which was filed with the SEC on March 17, 2008.

Contact: Michael Coffee
Chief Business Officer
Avigen, Inc.
1301 Harbor Bay Parkway, Alameda, CA 94502
Tel: 510-748-7372
Fax: 510-748-7155
E-mail: ir@avigen.com

AVIGEN, INC.
SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

	Three months ended
(In thousands, except shares	March 31,
and per share information)
(unaudited)	2008	2007
Revenue	$-	$-
Operating expenses
Research and development	6,262	4,353
General and administrative	2,289	2,263
Total operating expenses	8,551	6,616

Loss from operations	(8,551)	(6,616)
Sublease income	55	149
Net interest income and other expense	1,084	703

Net loss	$(7,411)	$(5,764)

Basic and diluted net loss per common share	$(0.25)	$(0.23)

Shares used in basic and diluted net loss
per common share calculation	29,755,876	25,121,420

CONDENSED BALANCE SHEETS	March 31,	December 31,
	2008	2007
(In thousands)	(unaudited)	(1)
Cash, cash equivalents and available-for-sale securities	$62,704	$68,686
Restricted investments - current	218	428
Accrued interest and other current assets	1,376	1,495
Total current assets	64,298	70,609

Restricted investments	9,000	9,000
Property and equipment, net	894	1,263
Deposits and other assets	196	197

Total assets	$74,388	$81,069

Current liabilities	2,980	3,441

Long-term obligations	7,725	7,796
Stockholders' equity	63,683	69,832

Total liabilities and stockholders' equity	$74,388	$81,069

(1) Derived from audited financial statements.